Exhibit 99.1

Omni Bio Pharmaceutical Appoints Dr. Michael Kamarck as New Director

DENVER, CO, February 6, 2013 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OMBP.ob), a biopharmaceutical company focused on the commercialization of alternative uses of alpha-1 antitrypsin (AAT) for the treatment of a variety of indications and the development of next-generation recombinant forms of AAT, today announced the appointment of Michael E. Kamarck, Ph.D., to its Board of Directors, effective January 31, 2013.

From 2010 to 2012, Dr. Kamarck was employed by Merck as President of Merck BioVentures and Senior Vice President of Vaccines and Biologics Manufacturing.  From 2001 to 2009, he was employed by Wyeth, where he held various senior executive positions, including President, Technical Operations and Product Supply and was responsible for global technical operations for all of the Wyeth businesses.  Dr. Kamarck also served as a member of the Wyeth Management Committee.  Prior to Wyeth, he was employed by Bayer AG for 17 years in a variety of technical and leadership capacities.  Dr. Kamarck received his B.A. from Oberlin College, his Ph.D. from MIT and was a Leukemia Society Fellow at Yale University.

Dr. Bruce E. Schneider, CEO of Omni Bio, commented, “We are extremely pleased and very fortunate to have Dr. Kamarck join Omni Bio.  His proven track record in developing and manufacturing complex biologicals, along with his highly-regarded stature in the biopharmaceutical community, will be enormously valuable to us as we embark on next steps in the development of recombinant AAT.”

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical (www.omnibiopharma.com) is a biopharmaceutical company that is focused on AAT and on developing new recombinant versions of AAT that can be applied to the treatment of a broad range of indications including, for example, Type 1 diabetes, graft rejection, graft versus host disease (GVHD), cardiac conditions and inflammatory bowel diseases. Since its formation, Omni Bio has supported research using animal models and human clinical studies that demonstrate that AAT is a promising agent for ameliorating these conditions.

Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management's current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.
Bob Ogden Chief Financial Officer – Investor Relations
(720) 488-4754
Email – investor_relations@omnibiopharma.com